SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2006
ELI LILLY AND COMPANY
(Exact name of registrant as specified in its charter)

Indiana	001-06351	35-0470950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Lilly Corporate Center Indianapolis, Indiana		46285 (Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (317) 276-2000
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
1. Acquisition of ICOS Corporation
On October 17, 2006, Eli Lilly and Company, an Indiana corporation (the “company” or “we” or “our”), issued a press release announcing that it has entered into an Agreement and Plan of Merger, dated as of October 16, 2006, by and among the company, ICOS Corporation, a Washington corporation (“ICOS”) and Tour Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the company (“Merger Sub”), whereby the company will acquire ICOS through the merger of Merger Sub with and into ICOS, after which ICOS will be the surviving corporation and a wholly-owned subsidiary of the company (the “Merger”). Under the merger agreement, the company will acquire all outstanding shares of ICOS common stock at a price of $32.00 per share in cash, for an aggregate purchase price of approximately $2.1 billion.
Consummation of the Merger is subject to certain customary conditions, including (i) approval of the transaction by the shareholders of ICOS, (ii) the absence of any material adverse effect on ICOS’ business and (iii) applicable regulatory approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
A copy of the press release is included as exhibit 99.1 to this report and is included herein by reference.
2. Change in Control Severance Pay Plan Amendment
The company has two change in control severance pay plans that together cover most employees of the company. In the event of certain terminations of employment of an eligible employee within two years following a change in control, the plans provide the terminated employee a lump sum severance payment, continuation of other employee benefits for a specified period, and a guarantee of the payment of other accrued compensation and benefits.
On October 16, 2006, the board of directors voted to amend certain terms of the company’s plan that covers executives. The plan is currently divided into two tiers, with the executive officers of the company (currently 10 executives) in Tier I and other executive-level employees in Tier II. The amendments will eliminate the tiers, thereby reducing the benefits for the executive officers to the same levels as the other executives. As a result:
•	The lump-sum severance benefit for executive officers will be reduced from three times to two times annual base salary plus cash bonus;

•	The continuation period for employee benefits for the executive officers will be reduced from three to two years following termination of employment; and

•	The pension supplement for defined benefit pension plan calculations for the executive officers will be reduced from three to two years of age credit and from three to two years of service credit.
These amendments have been included in the company’s 2007 Change in Control Severance Pay Plan for Select Employees (2007 Plan) and will be effective, assuming necessary employee consents are obtained, when the 2007 Plan becomes effective on March 1, 2007.
Item 2.02. Results of Operations and Financial Condition
On October 19, 2006, we issued a press release announcing our results of operations for the quarter and nine-month period ended September 30, 2006, including, among other things, an income statement for those periods. In addition, on the same day we are holding a teleconference for analysts and media to discuss those results. The teleconference will be web cast on our web site. The press release and related financial statements are attached to this Form 8-K as Exhibit 99.2.
We use non-GAAP financial measures, such as adjusted net income and adjusted diluted earnings per share, that differ from financial statements reported in conformity to U.S. generally accepted accounting principles (“GAAP”). In the press release attached as Exhibit 99.2, we used non-GAAP financial measures in comparing the financial results for the first nine months of 2006 with the same periods of 2005. Those measures include operating income, income before taxes, income taxes, net income, and earnings per share adjusted to exclude the effect of a charge for product liability matters in the second quarter of 2005. That charge is described in more detail in our Form 8-K dated July 21, 2005.
In the press release attached as Exhibit 99.2, we also provided financial expectations for the full year 2006. In addition to providing earnings per share expectations on a GAAP basis, we provided earnings per share expectations on an adjusted basis. In order to provide a more meaningful earnings-per-share growth comparison between 2005 results and projected 2006 results, we made the following adjustments to 2005 earnings per share:
•	We excluded the second quarter 2005 product liability charge discussed above

•	We excluded the following charges recognized in the fourth quarter of 2005 (described in more detail in our Form 8-K dated January 26, 2006):
o	Asset impairment, restructuring and other special charges

o	The cumulative effect of an accounting change due to the adoption of new accounting rule (FIN 47) for conditional asset retirement obligations.
The items that we exclude are typically highly variable, difficult to predict, and of a size that could have a substantial impact on our reported operations for a period. We believe that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate our ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets.
Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. For the reasons described above for use of non-GAAP measures, our prospective earnings guidance is subject to adjustment for certain future matters, similar to those identified above, as to which prospective quantification generally is not feasible. For example, in our press release we note that our earnings guidance for 2006 does not include the impact of future material, unusual items such as the expected IPR&D charge related to the ICOS acquisition (if the transaction closes in 2006), and any charges related to the potential sale or closure of three European sites (as discussed under Items 2.05 and 2.06 below).
The information in this Item 2.02 and the press release attached as Exhibit 99.2 are considered furnished to the Commission and are not deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
Item 2.05 Costs Associated with Exit or Disposal Activities
and
Item 2.06 Material Impairments
As announced in June 2006, the company has been considering the future of three European facilities, which include the R&D facilities in Mont St. Guibert, Belgium and Hamburg, Germany, and the dry products manufacturing facility in Basingstoke, England. On October 16, 2006, the board of directors took the following actions with respect to Hamburg and Basingstoke:
•	Hamburg, Germany

The board of directors approved a plan to close the site and also approved a social package, including severance payments, that was negotiated with the site works council. Under the agreement, operations will decrease during the rest of 2006 and into the first half of 2007, with the official closing anticipated for June 30, 2007.

Restructuring charges of approximately $40-50 million will occur primarily in the fourth quarter of 2006, composed of $35-40 million in severance related charges and lease termination costs, substantially all of which is expected to be in cash, and $5-10 million in non-cash asset impairment charges.

•	Basingstoke, UK

The company has been considering closure of the Basingstoke plant as well as sale of the plant as an ongoing operation.

Several companies have expressed interest in potentially purchasing the Basingstoke site as an ongoing operation, and management intends to diligently pursue the sale option and make a decision by year end. If no viable sale option has been identified by that time, the board has authorized management to proceed with the closure of the facility and implementation of a severance package negotiated between the company and the employee representatives.
Because the company cannot predict whether negotiations for the sale of the Basingstoke site will be successful, at this time we cannot make a good faith determination of an estimate of the costs, or range of costs, of any exit or disposal activities or asset impairments.
Item 8.01. Other Events.
The board of directors of the company has voted to submit a binding proposal to the shareholders in April 2007 to amend the company’s articles of incorporation to declassify the board of directors.
The company’s current articles of incorporation divide the directors into three classes, with directors elected to staggered three-year terms. If the new proposal is approved by a vote of 80 percent of the outstanding shares, then following the expiration of his or her then-current term, each director would stand for election to a one-year term at each annual meeting of shareholders, beginning with the company’s April 2008 meeting. The proposed amendments would not shorten the term of any director elected prior to the effectiveness of the amendments to the articles of incorporation.
A non-binding shareholder proposal seeking declassification of the board received a majority of shares voted at the company’s 2006 annual meeting. The board believes that submitting a binding declassification proposal to the shareholders is an appropriate response to that vote and is in keeping with the company’s commitment to good corporate governance.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ELI LILLY AND COMPANY (Registrant)
By:	/s/ Derica W. Rice
	Name:	Derica W. Rice
	Title:	Senior Vice President and Chief Financial Officer

Dated: October 19, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Press release dated October 17, 2006.

99.2	Press release dated October 19, 2006, together with related attachments.